                                                                    EXHIBIT 3.1


                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             NEWCOURT HOLDINGS, INC.


         NEWCOURT HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the "Act"), does hereby certify that:

         1. The Second Amended and Restated Articles of Incorporation set forth herein were adopted at a meeting of the Board of the Directors of the Corporation held on December 23, 2002, and approved at a meeting of the shareholders of the Corporation held on April 30, 2003, and the number of votes cast for the amendment were sufficient for approval.

         2. The Articles of Incorporation of the Corporation, originally filed December 17, 1999 under the name Technology Ventures Group, Inc., as amended and restated on July 30, 2001, and further amended on April 23, 2002, are hereby amended and restated in their entirety as follows:

                                    ARTICLE I
                                      NAME

The name of the Corporation is Newcourt Holdings, Inc.

                                   ARTICLE II
                                     PURPOSE

The Corporation is organized for the purpose of transacting any and all lawful business.

                                   ARTICLE III
                                  CAPITAL STOCK

A. The aggregate number of shares that the Corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares, consisting of:

         1. Two Hundred Million (200,000,000) shares of common stock with a par value of $.001 per share (the "COMMON STOCK"); and

         2. Five Million (5,000,000) shares of preferred stock with a par value of $.01 per share (the "PREFERRED STOCK").

Of the Preferred Stock, 2,000,000 shares shall be designated as Series A Convertible Preferred Stock, all of which shares are issued and outstanding as of the effective date hereof, and 3,000,000 shares shall be undesignated, none of which shares are issued or outstanding.

B. The preferences and relative, participating or other rights of the Preferred Stock, and the qualifications, limitations or restrictions thereof are as follows:


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         1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Corporation's Board of Directors (the "BOARD OF DIRECTORS") as hereinafter prescribed.

         2. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

         (a) Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

         (b) The preferences and relative, participating, optional or other special rights, if any, with respect to any class or series;

         (c) Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

         (d) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

         (e) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

         (f) Whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class of classes or of any other series of the same of any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expresses or provided for in such resolution or resolutions; and

         (g) Such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution


                                      -2-
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adding to such class or series authorized and unissued shares of the Preferred
Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.


C.       SERIES A PREFERRED STOCK

         1. DESIGNATION. The designation of the first series of Preferred Stock is Series A Convertible Preferred Stock (hereinafter in this Article III(C) called the "SERIES A PREFERRED STOCK") and the number of shares constituting such series shall be 2,000,000 shares, which number may be decreased (but not increased) by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock, plus shares issuable upon the exercise of any then outstanding options, warrants or rights to acquire Series A Preferred Stock. All capitalized terms used in these Second Amended and Restated Articles of Incorporation and not otherwise defined shall have the meaning given to such terms in Section C.14 of this Article III(C).

         2.       DIVIDENDS.

         (a) The holders of shares of Series A Preferred Stock, in preference to the holders of all Junior Securities, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends as provided in this Section C.2. Cumulative dividends on each share of Series A Preferred Stock may, in the sole discretion of the Board of Directors, be payable either in cash or in shares of Common Stock and shall accrue at the per annum rate of seven percent (7%), calculated
(i) if to be paid in shares of Common Stock, (A) on the sum of (i) the number of shares of Series A Preferred Stock then issued and outstanding and (B) all accumulated and unpaid dividends accrued thereon pursuant to this Section C.2(a) from the date of issuance thereof; or (ii) if in cash, on the sum of (A) the then applicable fair market value per share of the Series A Preferred Stock (as determined in good faith by the Board of Directors) and (B) all accumulated and unpaid dividends accrued thereon pursuant to this Section C.2(a) from the date of issuance thereof (the "SERIES A PREFERRED DIVIDENDS"). Series A Preferred Dividends shall be calculated and compounded annually in arrears on December 31 of each year, prorated on a daily basis for partial periods. Series A Preferred Dividends shall commence to accrue on each share of Series A Preferred Stock issued and outstanding on the first anniversary of the date of issuance thereof and continue to accrue thereafter until such share is converted pursuant to Section C.3 hereof, whether or not such dividends are declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each holder.


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         (b) The Series A Preferred Dividends shall represent ninety percent
(90%) (such percentage as it may be reduced from time to time in accordance with this Section C.2(b), the "SERIES A DIVIDEND PERCENTAGE") of all the dividends that the Corporation shall declare, pay or set apart for payment during any calendar year, except that if any portion of the shares of Series A Preferred Stock shall be converted into shares of Common Stock pursuant to Section C.3 hereof, such Series A Dividend Percentage shall be reduced by multiplying the then applicable Series A Dividend Percentage by a fraction the numerator of which is the number of issued and outstanding shares of Series A Preferred Stock after such partial conversion and the denominator of which is the number of issued and outstanding shares of Series A Preferred Stock prior to such partial conversion.

         (c) The Series A Preferred Stock shall not on account thereof participate in any dividends that are declared and paid on Common Stock or any other class of the Corporation's Capital Securities in addition to the Series A Preferred Dividends.

         (d) Without the consent of the Requisite Series A Shareholders, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or make any other distribution on or redeem any Junior Securities (other than stock dividends and distributions in the nature of a stock split or the like) and will not permit any Subsidiary to redeem, purchase or otherwise acquire for value, or set apart for any sinking or other analogous fund for the redemption or purchase of, any Junior Securities; provided, however, that the Corporation may purchase, redeem or acquire shares of Common Stock and Convertible Securities issued to directors and employees of, and consultants to, the Corporation pursuant to equity incentive plans upon termination of employment or in accordance with other arrangements approved by the Board of Directors.

         (e) All numbers relating to the calculation of dividends pursuant to this Section C.2 shall be equitably adjusted to reflect any stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving Series A Preferred Stock or Common Stock.

         3. CONVERSION INTO COMMON STOCK. The holders of Series A Preferred Stock shall have the following conversion rights:

         (a) Election to Convert. At any time, each holder of Series A Preferred Stock shall be entitled, without the payment of any additional consideration, to cause all or any portion of the shares of Series A Preferred Stock held by such holder to be converted into a number of shares of Common Stock determined as hereafter provided in this Section C.3(a), which shares shall upon the issuance thereof be fully paid and non-assessable. Each issued and outstanding share of Series A Preferred Stock shall be convertible into forty-five (45) shares of Common Stock (the "CONVERSION RATIO"). The number of shares of Common Stock into which shares of Series A Preferred Stock are convertible is subject to adjustment from time to time as provided in Section C.4 hereof.

         (b) Procedure for Conversion. Upon the election to convert the Series A Preferred Stock made in accordance with Section C.3(a), the holder of the Series A Preferred Stock making such election shall provide written notice of such conversion (the "CONVERSION NOTICE") to the Corporation setting forth the number of shares of Series A Preferred Stock such holder elects to convert into Common Stock (the "ELECTED PREFERRED STOCK"). The Elected Preferred


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Stock shall be converted, without further action, into the number of shares
Common Stock provided for in Section C.3(a) in installments over a period of three years after the date of the Conversion Notice (the "CONVERSION PERIOD"), and upon conversion of each such installment, such number of shares of Common Stock into which the Elected Preferred Stock is converted shall thereupon be deemed to have been issued to the holder of the Elected Preferred Stock. The Board of Directors, in its sole discretion, shall determine the number of installment conversions that will occur during the Conversion Period and the number of shares of Elected Preferred Stock that will comprise each such installment; provided, however, that the Corporation shall not convert more than fifty percent (50%) of the Elected Preferred Stock during any twelve-month portion of the Conversion Period. Upon each conversion, the holder of Elected Preferred Stock shall as soon as practicable thereafter surrender to the Corporation at the Corporation's principal executive office the certificate or certificates evidencing the Elected Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or an Affidavit of Loss with respect thereto. Upon surrender of such certificate or certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to the holder so surrendering such certificate or certificates or to such holder's designee, at an address designated by such holder, a certificate or certificates for the number of shares of Common Stock into which such holder's Elected Preferred Stock shall have been converted. The issuance of certificates for shares of Common Stock upon conversion of Elected Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

         (c) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of any shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this Section C.3(c), be delivered upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional interest as determined in good faith by the Board of Directors. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

         4.       ADJUSTMENTS.

         (a) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Ratio then in effect with respect to Series A Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately increased so that the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser


                                      -5-
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number of shares of Common Stock, the Conversion Ratio then in effect with respect to each series of each class of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

         (b) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for in Section C.4(a) above), each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred Stock shall have been entitled upon such capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction if immediately prior to such capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction such holder had converted such holder's Series A Preferred Stock into Common Stock. The provisions of this Section C.4(b) shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other transactions.

         (c) Other Dilutive Issuances. If an event not specified in this Section
C.4 occurs that has substantially the same economic effect on the Series A Preferred Stock as those events specifically enumerated above in this Section C.4, then this Section C.4 shall be construed liberally, mutatis mutandis, in order to provide the holders of Series A Preferred Stock the intended benefit of the protections provided under this Section C.4. In such event, the Board of Directors shall give prompt notice (the "ADJUSTMENT NOTICE") to each holder of Series A Preferred Stock thereof and make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the holders of Series A Preferred Stock; provided, however, that no such adjustment shall decrease the Conversion Ratio as otherwise determined pursuant to this Section C.4 or increase the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock as otherwise determined in accordance with this Section C.4. The rights of the holders of Series A Preferred Stock under this Section C.4(c) shall terminate with respect to any such event to which this Section C.4(c) would apply unless, within fifteen (15) days after the date of the Adjustment Notice, one or more holders of Series A Preferred Stock give notice to the Board of Directors that the provisions of this Section C.4(c) apply to such event.

         (d) No Impairment. The Corporation will not, by amendment of these Second Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may


                                      -6-
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be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock hereunder against impairment by the Corporation or any successor entities.

         (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion Ratio then in effect. The Corporation shall, upon the written request at any time by any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Series A Preferred Stock.

         (f) Rounding. All calculations under this Section C.4 shall be made to the nearest (i) one hundredth of a share or (ii) one hundredth of one percent, as the case may be.

         5. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the issued or issuable shares of Series A Preferred Stock, such number of its shares of Common Stock as the case may be, as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         6. NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock in accordance with the provisions hereof.

         7.       NOTICE.

         (a) Record Date. In the event the Corporation establishes a record date to determine the holders of any class of securities that are entitled to receive any dividend, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least ten
(10) days prior to such record date specified therein, a notice specifying the date of such record date for the purpose of such dividend and a description of such dividend.

         (b) Waiver of Notice. The Requisite Series A Shareholders may at any time upon written notice to the Corporation waive, either prospectively or retrospectively, any notice provisions specified in this Article III(C), and any such waiver shall be effective as to all holders of Series A Preferred Stock.



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         (c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Preferred Stock.

         8. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

         9. VOTING. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section C.3 hereof) at each meeting of shareholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

         10. RANK. The Series A Preferred Stock shall rank senior in right as to dividends to all Junior Securities, whenever issued.

         11. IDENTICAL RIGHTS. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.

         12. CERTIFICATES. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.

         13. AMENDMENTS. Any provision of this Article III(C) may be amended, modified or waived if and only if the Requisite Series A Shareholders have consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Article III(C).

         14.      DEFINITIONS.

         The following terms are used herein with the meanings indicated:

         "AFFIDAVIT OF LOSS" means an affidavit or agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred in connection with the loss of any share certificate evidencing shares of the Corporation's Capital Securities.

         "ADJUSTMENT NOTICE" has the meaning specified in Article III, Section C.4(c).


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



         "BOARD OF DIRECTORS" has the meaning specified in Article III, Section B.1.

         "CAPITAL SECURITIES" means, as to any Person that is a corporation, the authorized shares of such Person's capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

         "COMMON STOCK" has the meaning specified in Article III(A).

         "CONVERSION NOTICE" has the meaning specified in Article III, Section C.3(b).

         "CONVERSION PERIOD" has the meaning specified in Article III, Section C.3(b)

         "CONVERSION RATIO" has the meaning specified in Article III, Section C.3(a).

         "CONVERTIBLE SECURITIES" means securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes shares of Series A Preferred Stock, options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Capital Securities or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for Common Stock.

         "ELECTED PREFERRED STOCK" has the meaning specified in Article III, Section C.3(b).

         "JUNIOR SECURITIES" means any of the Corporation's Common Stock and all other Capital Securities and Convertible Securities of the Corporation other than (a) Series A Preferred Stock and (b) those that by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series A Preferred Stock.

         "PERSON" OR "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

         "PREFERRED STOCK" has the meaning specified in Article III, Section
A.2.

         "REQUISITE SERIES A SHAREHOLDERS" means the holders of more than fifty percent (50%) of the issued and outstanding Series A Preferred Stock.

         "SERIES A DIVIDEND PERCENTAGE" has the meaning specified in Article III, Section C.2(b).

         "SERIES A PREFERRED DIVIDENDS" has the meaning specified in Article III, Section C.2(a).

         "SERIES A PREFERRED STOCK" has the meaning specified in Article III, Section C.1.

         "SUBSIDIARY"/"SUBSIDIARIES" means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Corporation shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Corporation shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or the managing member of such limited liability company.

         15. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth in this Article III(C) (as such Article III(C) may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Article III(C) (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

                                   ARTICLE IV
                                TERM OF EXISTENCE

The Corporation shall have permanent and perpetual existence.

                                    ARTICLE V
                                PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is 12400 S.W. 134th Court, Suite 11, Miami, Florida 33186. The Board of Directors may, from time to time, change the street and post office address of the Corporation as well as the location of its principal office.

                                   ARTICLE VI
                               BOARD OF DIRECTORS

The Corporation shall have at least three (3) directors. The number of directors may be either increased or diminished from time to time by the Bylaws of the Corporation but shall never be less than one (1).





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



                                   ARTICLE VII
                                REGISTERED AGENT

The name and address of the registered agent of the Corporation shall be

                                McIvan A. Jarrett
                         12400 SW 134th Court, Suite 11
                              Miami, Florida 33186

                                  ARTICLE VIII
                                    AMENDMENT

The Corporation reserves the right to amend or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, or any amendment hereto, in the manner provided by law.


IN WITNESS WHEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation this 1st day of May, 2003.



                                             /s/ McIvan A. Jarrett
                                             ---------------------------
                                             McIvan A. Jarrett, President

                       CERTIFICATE DESIGNATING THE ADDRESS
                  AND AN AGENT UPON WHOM PROCESS MAY BE SERVED

                              W I T N E S S E T H:

Newcourt Holdings, Inc., a corporation organized under the laws of the State of Florida, has named McIvan A. Jarrett, 12400 SW 134th Court, Suite 11, Miami, Florida 33186, as its agent to accept service of process within this state.

                                 ACKNOWLEDGMENT:

Having been named to accept service of process for the above-stated corporation, at the place designated in this certificate, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties, and I am familiar with, and accept the duties and obligations of a registered agent outlined in
Section 607.0505, Florida Statutes.

Dated this 1st day of May, 2003.



                                             /s/ McIvan A. Jarrett
                                             ---------------------------
                                             McIvan A. Jarrett






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